EXHIBIT 8.1

to Annual Report

on Form 20-F

List of Subsidiaries of Aluminum Corporation of China Limited

The following table lists information concerning the subsidiaries of Aluminum Corporation of China Limited:

Name	Jurisdiction of Incorporation	Percentage of Interest held by Chalco

Subsidiaries:
Shandong Aluminum Industry Co., Ltd.	PRC	71.4%
Shangdong Hengcheng Machinery Works	PRC	100%
Shanxi Longmen Aluminum Co., Ltd.	PRC	55%
Zibo Shengye Science Industrial Trading Co., Ltd.	PRC	100% (of which 43% is held indirectly)
The Design Institute of Shandong Aluminum Corporation	PRC	100%
Zibo Wancheng Industrial Trading Co., Ltd.	PRC	100%
Zhengzhou Hicer Hitech Ceramics Co., Ltd.	PRC	80%
Zibo Kaipeng HI-tech and Industrial Trading Co., Ltd.	PRC	100% (of which 32.5% is held indirectly)
Hejing Hedong Carbon plant	PRC	72.6%
China Aluminum International Trading Co., Ltd.	PRC	100%
Shandong Aluminum Electronic Technology Co., Ltd.	PRC	75%
Research & Design Institute Great Wall Aluminum Corporation	PRC	100%
China Aluminum Qinghai International Trading Corp., Ltd.	PRC	90% (held indirectly)
Chalco Foshan Trading Co., Ltd.	PRC	99% (held indirectly)
Chalco Chongqing Trading Co., Ltd.	PRC	99.5% (held indirectly)
China Aluminum International Shipping and Forwarding (Beijing) Corp., Ltd.	PRC	98% (held indirectly)
Chalco Kelin Aluminum of Shanghai Co., Ltd.	PRC	99% (held indirectly)

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